Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Second Quarter 2019 Investor Questions & Answers

Published March 6, 2019

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed or announced transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE (the "Erwin Hymer Group") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, changes in Euro-U.S. dollar exchange rates that could impact the mark-to-market value of outstanding derivative instruments, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and Erwin Hymer Group's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Executive Overview

▪	Acquisition of Erwin Hymer Group (EHG) completed immediately after the end of the second quarter, providing considerable opportunities for long-term global growth
▪	Second-quarter results reflect acquisition-related costs totaling $42.1 million and continued dealer inventory rationalization
▪	Company's outlook for long-term growth is supported by positive demographics, strong industry fundamentals and Thor's market-leading position

For the second quarter fiscal 2019:

▪	Net sales decreased 34.5% to $1.29 billion
▪	Gross profit decreased 47.6% to $141.6 million
▪	Income before taxes down to $1.9 million, inclusive of acquisition-related costs
▪	Diluted EPS decreased to $(0.10), inclusive of acquisition-related costs
▪	Incurred acquisition-related costs of $42.1 million with an EPS impact of $0.75 per share

Outlook:

▪	Stable retail market is anticipated in fiscal 2019 with continued dealer inventory correction. Anticipate difficult comparison in the third quarter, followed by more favorable comparisons, setting a foundation for resumption of growth in fiscal 2020.

Planning assumptions reflect:

▪	Positive long-term RV industry fundamentals. This assumption is supported by favorable demographics, high consumer confidence rates, favorable employment and wage trends, adequate availability of credit at historically low rates and a healthy housing market
▪	High long-term dealer optimism. Dealer optimism remains high as demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby boomer customers, as well as first-time and younger buyers
▪	Challenging wholesale conditions in the North American market. Due to unusually strong dealer order and wholesale delivery patterns experienced in fiscal 2018 and the continuation and anticipated completion of dealer inventory correction, we are planning for tougher year-over-year comparisons in the first nine months of fiscal 2019, with more favorable top-line comparisons near the end of the year. Similar to the quarterly progression of our top line, we anticipate gross margin pressure to be greater in the first nine months of the year
▪	Impact of transaction costs on our diluted EPS in FY 2019. During the second quarter, Thor incurred $42.1 million in expenses related to the pending acquisition of EHG, comprised primarily of the impact of the foreign currency forward contract of $31.2 million and transaction costs of $10.9 million
▪	Effective tax rate. Our effective tax rate of 389.1%, compared to a tax rate of 43.5% in the prior year, is higher than usual because the $31.2 million non-cash, mark-to-market loss on the foreign currency forward contract recorded in the second fiscal quarter is not deductible for income tax purposes. The Company expects to return to an effective tax rate of 23-25% in its fiscal second half of 2019, before consideration of any discrete tax items and the acquisition of the Erwin Hymer Group

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Quick Reference to Contents

A.	Consolidated Financial Highlights	4

B.	Summary of Key Quarterly Segment Data – Towables	5

C.	Summary of Key Quarterly Segment Data – Motorized	6

D.	Second Quarter Operating Results	7

E.	Current Hot Topics	9
	a. Acquisition of EHG
	b. Dealer Inventory Levels
	c. Material Costs, Including Discussion of Trade Tariffs
	d. TH2 Joint Venture

F.	Drivers of Demand	14
	a. Key Consumer Trends
	b. Younger Buyers Entering the Marketplace

G.	Current Market Conditions	15
	a. North American Market
	b. Labor Conditions
	c. Competitive Environment
	d. Credit Conditions – Wholesale & Retail
	e. Consolidation of Dealer Base

H.	Balance Sheet and Cash Flow	18

I.	Key Economic Indicators	21

J.	Outlook	22

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Consolidated Financial Highlights

2Q data is as of January 31, 2019 and 2018; FY data is as of or for the applicable fiscal year ended July 31

Net Sales
($ millions)
$ 1,971.6
$ 1,290.6
2QFY18
2QFY19

(34.5)%

Gross Margin
13.7%
11.0%
2QFY18
2QFY19

(270 basis points)

Income Before Taxes (1)
($ millions)
$141.1
$1.9
2QFY18
2QFY19

(98.7)%

Diluted EPS (2)
$1.51
$(0.10)
2QFY18
2QFY19

(106.6)%

RV Backlog
($ millions)
$ 2,798.4
$ 1,451.9
2QFY18
2QFY19

(48.1)%

Dealer Inventory of Thor Products
(in units)
155,650
137,900
2QFY18
2QFY19

(11.4)%

Operating Cash Flow
($ millions)
$56.8
$134.6
2QFY18
2QFY19

Cap Ex
($ millions)
$63.0
$54.8
2QFY18
2QFY19

Long-Term Debt (3)
($ millions)
$360.0
$145.0
$—
FY16
FY17
FY18

(1) Q2FY19 includes $42.1M in acquisition-related costs

(2) Q2FY19 includes $0.75 in unfavorable EPS impact from acquisition-related expenses

(3) Does not reflect EHG acquisition-related debt incurred subsequent to the end of 2Q FY19

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Summary of Key Quarterly Segment Data – Towables

	Three Months Ended January 31, 2019	Three Months Ended January 31, 2018	% Change
NET SALES:
Towables
Travel Trailers and Other	$535,779	$829,318	(35.4)%
Fifth Wheels	345,785	543,800	(36.4)%
Total Towables	$881,564	$1,373,118	(35.8)%

	Three Months Ended January 31, 2019	Three Months Ended January 31, 2018	% Change
# OF UNITS:
Towables
Travel Trailers and Other	25,222	42,979	(41.3)%
Fifth Wheels	7,536	12,367	(39.1)%
Total Towables	32,758	55,346	(40.8)%

	As of January 31, 2019	As of January 31, 2018	% Change
ORDER BACKLOG:
Towables	$812,020	$1,816,520	(55.3)%

MARKET SHARE SUMMARY (a)	Calendar Year
	2018	2017
U.S. Market	48.2%	48.4%
Canadian Market	52.9%	55.1%
Combined North American Market	48.7%	49.2%

(a)

Source: Statistical Surveys, Inc. YTD December 31, 2018 vs. YTD December 31, 2017

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

Our Towable unit shipments for the quarter decreased by 40.8%. According to statistics published by RVIA, for the three months ended January 31, 2019, combined industry travel trailer and fifth wheel wholesale unit shipments decreased 28.1% compared to the same period last year. According to statistics published by Stat Surveys for the three-month periods ended December 31, 2018 and 2017, our market share for travel trailers and fifth wheels combined was 48.1% and 48.5%, respectively. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

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Summary of Key Quarterly Segment Data – Motorized

	Three Months Ended January 31, 2019	Three Months Ended January 31, 2018	% Change
NET SALES:
Motorized
Class A	$173,488	$257,092	(32.5)%
Class C	182,502	278,853	(34.6)%
Class B	15,505	23,964	(35.3)%
Total Motorized	$371,495	$559,909	(33.7)%

	Three Months Ended January 31, 2019	Three Months Ended January 31, 2018	% Change
# OF UNITS:
Motorized
Class A	1,392	2,364	(41.1)%
Class C	2,589	4,191	(38.2)%
Class B	111	180	(38.3)%
Total Motorized	4,092	6,735	(39.2)%

	As of January 31, 2019	As of January 31, 2018	% Change
ORDER BACKLOG:
Motorized	$639,876	$981,837	(34.8)%

MARKET SHARE SUMMARY (a)	Calendar Year
	2018	2017
U.S. Market	39.4%	39.3%
Canadian Market	38.2%	35.2%
Combined North American Market	39.3%	39.1%

(a)	Source: Statistical Surveys, Inc. YTD December 31, 2018 vs. YTD December 31, 2017

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

Our Motorized unit shipments decreased by 39.2% for the quarter, compared to an industry decrease of 27.5% for the three months ended January 31, 2019. According to statistics published by Stat Surveys for the three-month periods ended December 31, 2018 and 2017, our market share for motorhomes was 36.2% and 37.1%, respectively. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

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Second Quarter Operating Results

1.	Thor reported a decline in consolidated sales of 34.5% for the second quarter of fiscal 2019 versus the prior year. What factors drove the lower sales levels?

A.	The decline in second quarter sales reflects several factors:

▪	Historical Unit Sales: Unit sales are more in line with historical seasonal sales trajectory which exclude the record quarter sales from 2017 and 2018. Second quarter sales are typically the lowest for the year. Historically our first half of the fiscal year has lower sales than the second fiscal half, however, this trend was reversed in fiscal 2018 which was caused by the unusually high dealer orders in the first half of 2018.

▪	Historical Growth Rates: We also faced more challenging comparisons to the prior fiscal year given the unusually strong level of sales in the second quarter of fiscal 2018. In fiscal 2018, dealers sought to ensure adequate supply and inventory levels following supply constraints in fiscal 2017, and as a result, our consolidated sales in the second quarter of fiscal 2018 grew 24.1%. Sales in the second quarter of fiscal 2019 is more closely aligned with historical seasonal retail demand and current dealer ordering patterns.

▪	Inventory: The decline in dealer orders as they sought to adjust their inventory levels has had its desired effect as it combined with modest retail demand growth in calendar 2018 to significantly improve the position of our dealers' inventories as they enter the peak seasonal retail selling season. We experienced a sizable decrease in total unit shipments amounting to a 40.8% decrease in towables and a 39.2% decrease in motorized, which is reflective of our continuing efforts to balance inventory levels in the channel. In addition to the reduction in unit shipments, dealers were disciplined in managing their own inventory levels as they sought to deleverage inventory financing costs in an environment of faster delivery times by manufacturers.

▪	Discounts: While elevated on a year over year basis because of the unusually low levels in the second quarter of 2018, the level of discounting in our second quarter of fiscal 2019 represented a return to our historical seasonal levels of discounting and incentives.

We plan to continue managing our production and shipments to provide our dealers with the appropriate levels of inventory to meet current and expected retail demand in a timely manner. Looking ahead, our objective is to align our sales (wholesale) with those of our dealers (retail) over time, which may result in quarterly variations in our top-line growth metrics. As the inventory adjustment period moves towards its conclusion, we anticipate that dealer order patterns will match retail demand in the near future.

2.	Thor's second quarter gross margin decreased by 270 basis points on a year-over-year basis. What were the main factors causing this result?

A.	The reduction in gross margin in the second quarter was the result of a continuation of a number of factors and issues we experienced in the first quarter of our fiscal year. As we disclosed after our first quarter of 2019, corresponding with the channel rebalancing, we have seen a year-over-year increase in the overall level of discounts, particularly on towable products. The increased discounts reflect a move to historical seasonal levels of discounts and incentives relative to the historically low levels experienced in the first half of fiscal 2018. Increased discounts reduce net sales, but with no corresponding reduction in cost of goods sold, discounts directly reduced gross margins. During the second quarter, we also experienced an increase in year-over-year warranty costs though the rate of increase fell from that experienced in the first quarter. Overhead costs as a percentage of sales also increased due to the sales reduction coupled with cost increases due to expanding facilities. Labor costs have stabilized as industry production levels have come down in recent months and did not significantly impact second quarter gross margins on a year-over-year basis.

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3.	Thor’s gross margin for the second quarter was 11.0% compared to 11.8% for the first quarter. What caused this sequential decrease in margin?

A.	In general, our business does not lend itself to meaningful sequential analysis because of varying seasonal demand and production. Historically, our second quarter typically has been characterized by the lowest sales and margins when compared to the other quarters of the year.

4.	On a percentage of sales basis, Thor’s Selling, General and Administrative (SG&A) expenses were up modestly compared to the prior year, at approximately 6.6% compared to 5.9% last year. What were some of the key factors that affected expenses during the quarter?

A.	Our recent historical trend of SG&A expenses reflects a general range of 5.5% to 6.0% of net sales. The costs included in SG&A are primarily variable in nature and fluctuate with the level of sales and income before income taxes, however there are some elements that are more fixed in nature.

SG&A expenses at the segment, Corporate and consolidated levels were lower in dollar terms, primarily due to a reduction in our management incentive compensation costs which are based on pre-tax profitability and provides us with cost savings when profitability is lower, as was the case in the second quarter of this year. As a result of the fixed costs within SG&A and the significant decrease in sales, we saw a relative increase in SG&A as a percent of sales in the second quarter.

5.	Thor reported a decline in income before income taxes of 98.7% on a decline in sales of 34.5% for the second quarter of fiscal 2019. What caused this result?

A.	A number of factors contributed to Thor’s earnings performance for the second quarter including lower sales, lower gross margin percent, increased SG&A as a percent of sales, and the expenses associated with the acquisition of the Erwin Hymer Group which closed on February 1, 2019. Included in these acquisition-related expenses was a $31.2 million non-cash, mark-to-market loss on a foreign currency forward contract for the U.S. dollar-euro exchange rate covering the cash portion of the purchase price, as well as $10.9 million in transaction costs primarily related to ticking fees.

6.	Thor reported a significant increase in its effective tax rate for the quarter, what caused this increase?

A.	Although the Tax Act in 2017 favorably impacted Thor's effective tax rate, the primary reason for the increase in the second-quarter effective tax rate was the $31.2 million non-cash, mark-to-market foreign currency forward contract loss recorded in the fiscal second quarter which is not deductible for tax purposes. As a result, the entire amount of the mark-to-market loss reduced Thor's pre-tax and net income by the same amount.

7.	What are the key factors affecting current backlog levels? Are you seeing any material cancellations to orders placed earlier in the year?

A.	Our backlog of $1.45 billion reflects the impact of dealers' efforts to rightsize inventory levels and our ability, due to capacity additions over the past several quarters, to deliver dealer orders in a timely manner. We have not experienced any material cancellations to orders placed earlier in the fiscal year by our dealers, though we believe that dealers have shifted to smaller, more frequent orders to deleverage and to better manage inventory levels, which has also impacted backlogs.

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8.	Is there value today in the capacity expansion efforts in recent years?

A.	Yes. While our expansions in capacity have impacted results, we remain confident that they will provide for more efficient and more disciplined growth in the long term. We continue to focus on our efforts to balance channel inventory levels with current demand and will remain flexible when managing production levels. In certain product categories, we took steps to further address current demand levels including the implementation of extended holiday plant shutdowns and reduced production rates.

9.	What was Thor's adjusted EBITDA for the second quarter?

A.	Although we do not disclose non-GAAP numbers, here are some items within our financial statements that might be helpful in considering this question:
▪	Income before income taxes of $1.9 million from our income statement
▪	Net interest income of $0.8 million calculated from our income statement
▪	Depreciation and amortization of intangibles totaling $23.5 million from our business segment footnote
▪	Expenses related to the acquisition of EHG of $42.1 million as shown on our income statement
▪	Increase in our LIFO reserve of $1.7 million calculated from the inventories footnote Q2 vs. Q1 2019

Current Hot Topics

1.	What was your strategic rationale for acquiring the Erwin Hymer Group? Do you believe this acquisition will be accretive to earnings?

A.	The EHG acquisition provides Thor with an entry into the 6 billion-plus Euro growing European RV market with a leadership position, enabling us to go to market with a company that has a 60+ year track record of excellence within the RV industry, represented by outstanding brands that are synonymous with innovation and quality.

Also, the Erwin Hymer Group has a complementary product lineup to Thor's that spans across multiple price points and categories, and is supported by a strong dealer network. As a result, this compelling combination has created a global platform that we expect will generate significant positive free cash flow and provide extensive synergy opportunities. Our customers and dealers can also enjoy distinct benefits from our combined design, R&D, technology, engineering and manufacturing excellence.

The transaction is expected to be accretive to earnings in the first 12 months, before taking into account anticipated synergies, purchase accounting adjustments and transaction-related costs.

2.	What information can you provide us regarding EHG’s performance?

A.	We will be providing pro forma financials for our combined Company in an amended 8-K filing 75 days after closing. The amended 8-K will include pro forma financial information for fiscal 2018 and the first quarter of fiscal 2019.

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3.	How does the European RV market compare to the North American RV market in terms of growth rates? Has the European RV market fully recovered from the 2008-09 recession?

A.	Relative to the North American market, the European RV market has been growing at a slower rate over the past few years and is approximately a third of the size of the North American Market. The European RV market has not yet fully recovered from the recession of 2008-09, in part due to the negative effects of the European debt crisis which slowed the economy's growth considerably in 2012-14. As a result of these conditions, we view the prospects for continued growth in the European market positively, as their recovery appears 2-3 years behind the North American recovery, offering a compelling path to growth.

Based on recent reports from the European Caravan Federation, sales of European RVs rose by just under 7% in 2018, with total unit sales exceeding 200,000 for the first time in more than a decade. Total vehicle sales were 202,656, up 6.8% from 2017 levels, as caravans fell 1.7% to 77,681 units and motor caravans increased 12.8% to 124,975 units.

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4.	What is Thor's strategy for EHG's involvement in the Chinese RV market?

A.	The Chinese RV market is still emerging and Thor’s strategy is to maximize EHG’s entry into this market through its joint venture with a Chinese manufacturer positioning Thor and EHG for success by leveraging the knowledge and insights of an experienced joint venture partner.

5.	Can you provide any more insights into the sources and amounts of synergies you are targeting with EHG?

A.	As we have previously disclosed, we expect the transaction to be accretive to earnings in the first 12 months, before taking into account anticipated synergies, purchase accounting adjustments and transaction-related expenses.

As for the types of synergies, similar to our previous acquisitions, we expect to gain synergies from sharing best practices, leveraging our size and global reach within the supply chain, identifying more advanced product features from the European market that may resonate with our consumers in North America, and vice-versa, and leveraging decades long relationships with important dealers on both continents.

Additionally, we recently named Thor and industry veteran, Troy James, to the newly created position of Senior Vice President of International Operations. With his extensive experience, Mr. James will be based in Germany and will lead a team to identify the best opportunities for near-term synergies. That team has already begun its work.

6.	How do you expect to achieve significant synergies given how far apart the operations are geographically?

A.	We have U.S. resources in Germany right now to help identify synergies and other efficiency opportunities. Many of the synergies we expect to achieve rely on improved efficiencies and the sharing of best practices, which are less dependent on geographic proximity.

Importantly, we also share a number of key suppliers, which have operations in North America and Europe, and we expect that our combined purchasing volumes will result in improved terms from these suppliers.

7.	Are you concerned that you may have purchased EHG at the top of the cycle and potentially overpaid?

A.	We were, and are, keenly aware of the timing of the acquisition in light of the market conditions. But consistent with past transactions, we evaluated the transaction with a long-term view. This opportunity was unique and transformational. The long-term opportunities for revenues and earnings more than justify our investment. An opportunity to acquire the well-established European market leader may not present itself more than once in a lifetime, so we saw the long-term value of such a rare opportunity as well as the great strategic fit between the companies as we made the decision. Our investors know that we are debt adverse and, rest assured, we remain so, but the long-term opportunity value of this acquisition demanded that we pursue the acquisition for our shareholders.

8.	Will Thor have any liabilities associated with EHG's former North American operations?

A.	EHG's existing contractual obligations consist of a handful of items that had been specifically guaranteed to third parties which were specifically valued in the price adjustment related to the carve out of the North American operations. EHG is not obligated to assume any operating liabilities, general creditor obligations or any other type of liability related to the North American businesses.

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9.	How will the exclusion of EHG's former North American operations affect your ability to sell Hymer products in North America?

A.	The acquisition excluded EHG's North American operations and the Canadian-specific Roadtrek brands. The Canadian-specific trademarks excluded from the transaction were such brands as Roadtrek, Aktiv, American Fastbacks and Fastbacks, and Ecotrek. To be clear, the acquisition does include the trademarks from all European Hymer brands including those formerly licensed to the North American operations.

10.	What was the final purchase price of EHG and how will this price be allocated?

A.	At closing, the Company paid cash consideration of approximately 1.5 billion Euro (approximately $1.7 billion at the exchange rate as of February 1, 2019) and issued 2,256,492 shares of the Company’s common stock to the sellers. The common stock will be valued at the February 1, 2019 closing price of $63.89. Therefore, the total purchase price amounts to 1.7 billion Euro, or approximately $1.9 billion at the February 1, 2019 exchange rate of $1.1471/Euro.

Due to the recent timing of the close of the acquisition, the Company has not yet allocated the purchase price to the fair value of the assets acquired and the liabilities assumed at the acquisition date. In our third quarter 10-Q, we will disclose the preliminary allocation of the purchase price based on the fair market values of assets and liabilities, including amortizable intangible assets, with any remaining value allocated to goodwill.

11.	How will you report EHG's operating results? Will it be in a separate segment or combined with your existing segments?

A.	Although we have not made a final determination, we anticipate EHG will fall within a separate reporting segment for "International Operations" based on its expected reporting structure. As a result, we anticipate reporting our results under Motorized, Towable, International and Other segments.

12.	Has the additional capacity in the industry changed dealer ordering?

A.	In this new environment, we have seen many dealers shifting their order patterns to smaller but more frequent ordering to meet evolving demand.

13.	What are you seeing in terms of commodity price inflation?

A.	Currently, we are seeing some improvements in material costs in the second quarter as steel and aluminum costs have stabilized. Although we have seen some stability in commodity costs in recent months, we may see renewed inflationary pressures if there are further tariffs imposed on Chinese or European imports.

14.	Can you describe the TH2 business model for us?

A.	TH2 offers a variety of products and services focused on enhancing the enjoyment, safety, connectivity and convenience of RV ownership and use. In addition to making our products more attractive to technologically savvy consumers and attracting more consumers to the RV market, we believe that TH2's functionality will provide numerous revenue streams, including subscriptions, advertisements and commissions.

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Under the tradename Togo®, TH2 offers a suite of consumer apps. designed to offer transformational improvements to the RV user experience, Togo consists of products and services that inspire confidence and peace-of-mind in RV users.

In addition, the TH2 global joint venture is a comprehensive digital platform including Roadtrippers (www.roadtrippers.com) and Roadtrippers Australasia - leaders in digital trip planning services; Cosmos, a digital platform for RV fleet management, product pricing, and booking and rental management; Mighway (www.mighway.com) a leader in peer-to-peer RV rentals; and Campermate, Australia and New Zealand’s top camping app.

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15.	What impact did the joint venture have on Thor’s earnings in the second quarter and year to date? What is the anticipated earnings impact of the joint venture in FY 2019?

A.	TH2 has performed in line with our expectations. For the second quarter, Thor recorded a loss of $2.2 million which represents its 50% share of the financial results for the quarter. For the year-to-date period, Thor has recorded a loss of $3.7 million. The joint venture is expected to experience losses in fiscal 2019 as it continues its ramp-up phase, but such losses are not expected to have a material impact on Thor’s earnings for fiscal year 2019.

Drivers of Demand

1.	What trends are you seeing with regard to new consumers entering the RV and camping markets and do you believe that new consumers will continue to support growth in the sector?

A.	There are many positive consumer trends that bode well for the long-term future of the RV industry. According to the 2018 North American Camping Report from Kampgrounds of America (KOA):
▪	More than 6 million new households have started camping since 2014, with an increase of 2.6 million new camper households in 2017.
▪	As campers age, they generally begin to camp more using RVs. Approximately 7-in-10 current RVers are Millennials or Gen Xers.
▪	New campers are now more diverse than the overall U.S. population.
▪	In 2017, 61% of campers stayed in a tent – marking a prime target market for Thor to convert tent campers to RVers.
▪	The percentage of Millennial RV campers has increased from 29% in 2014 to 37% in 2017, marking a significant increase in market penetration for this important age demographic which tends to value experiences over possessions. This preference fits well with RVs providing the ideal vehicle to enhance those experiences.

Looking ahead, we believe we are uniquely positioned to capitalize on these favorable trends and we are optimistic about our future growth with new consumers.

2.	What other trends are influencing growth in the RV lifestyle?

A.	We believe the trends mentioned above will continue to drive long-term growth in the RV marketplace. RV camping continues to be viewed as an attractive way to spend time with family and friends. Other trends driving RV growth include:
▪	The strong correlation with the growth in recreational sports – reflecting a trend toward becoming more active and leading a healthy lifestyle, as well as a growing use of RVs with youth sports leagues and tournaments.
▪	The wide variety of RV uses, including tailgating at spectator sports, from college and professional football to auto racing and youth sports.
▪	The ability an RV provides to escape stress and relax on short notice for long weekends or other quick getaways.
▪	Key shifts in consumer travel preferences, including: the lower cost of RV vacations compared to other forms of travel, the increasing inconvenience of domestic air travel and increasing interest in more experiential vacations, which often include an outdoor element.

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3.	What impact might RV sharing have on your business?

A.	We believe that trends in RV sharing are a positive for Thor and the industry for a variety of reasons.
▪	First, peer-to-peer sharing allows more consumers to learn about RVs and experience how they can enhance their outdoor experiences.
▪	Second, RV sharing can help overcome one of the major concerns of potential RV owners that might prevent them from buying, which is how to maximize the use of their RV. If they can share the use and ultimately share the cost of their RV, that opens up RV ownership to a broader population.
▪	Finally, RV sharing has the potential to create a broader sense of community among RV owners and users which can further enhance the ownership experience for younger consumers or consumers new to the RV lifestyle. Thor also supports RV sharing through its investment in TH2, Togo and the Mighway app.

4.	Do you have statistical data supporting the widely-stated claim that younger buyers are entering the RV market?

A.	Yes – there are a number of sources that are supportive of this fact, including RVIA’s 2016 Industry Profile which references a Nielsen research study performed for Go RVing™, which found that the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers. In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2014 through 2018 and noted that by age group, the 25-34 age group has more than doubled as a percentage of total U.S. RV registrations while the 35-44 age group has increased from 15.0% to 20.7% of U.S. RV registrations over the same period. In aggregate, consumers under age 55 have increased from 39.6% of total U.S. retail registrations in 2014 to 51.5% of total U.S. retail registrations in 2018, highlighting the increase in younger buyers entering the market.

Current Market Conditions

1.	How would you describe the current health of the North American retail RV market?

A.	Current retail data suggests that the market remains healthy, with modest levels of retail growth in calendar 2018 over record 2017 sales. For calendar year 2018, North American RV industry retail registrations, as reported by Statistical Surveys, Inc., increased by 3.6% versus the prior year, with towable registrations climbing 4.0% and motorized registrations finishing flat. This follows two years of unusually strong growth, as North American retail registrations saw increases of 13.2% and 10.8% in calendar years 2017 and 2016, respectively.

2.	Through 2018, how have industry wholesale shipments to dealers performed versus the prior year? What is the current industry outlook by RVIA for industry wholesale shipments for calendar year 2019?

A.	During the 12 months ended December 31, 2018, industry wholesale shipments to dealers, as reported by the RVIA, reflect a 4.1% decline, with towable RVs down by 3.6% and motorized RVs down 8.1% compared to the prior year. This was the third strongest year since the 1970's.

The February 2019 RVIA forecast estimates total industry wholesale shipments decreasing by 4.9% in 2019, as manufacturers continue to match their shipments with units being sold by their dealers. As a reminder, industry wholesale shipments in 2018 decreased 4.1% following a year of 17.2% growth in 2017. RVIA noted that except for the past two calendar years, RV shipments for 2019 are expected to be higher than any prior year since 1973.

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3.	Can you comment on dealer sentiment?

A.	Dealers continue to express strong long-term optimism and are demonstrating their optimism by investing in their businesses, by expanding their existing facilities, adding additional service facilities and building new dealer locations or by buying other dealers to expand their market footprint.

4.	Can you comment on the early retail shows?

A.	Attendance at the early spring retail shows has been positive, with many of the largest shows posting strong attendance. Strong attendance numbers are a positive leading indicator as many consumers buy at the shows, while others attend shows to assess product offerings and options and return to dealer lots to make purchases later in the season.

5.	How are increasing interest rates affecting retail demand for RVs, and how are increasing interest rates affecting dealer stocking patterns?

A.	At this point, we have not seen any significant impact of the recent increases in interest rates affecting consumer purchasing patterns, as rates are still very low by historical standards and the rate changes to date have had a modest impact on the average monthly financed payment.

The impact of higher interest rates on dealer floorplan financing costs have increased over the past year. As dealers seek to manage their interest expense, they appear more disciplined in the level of inventory they are willing to hold, particularly during the winter season.

6.	How does your variable cost structure and flexible production model help you in challenging times like you are experiencing now?

A.	With our variable cost structure, we are able to review specific market segments and product categories and evaluate immediate production needs in light of current demand, which may change seasonally. If necessary, we can reduce production on a specific line through a variety of methods, from reducing daily production rates and reducing the number of production days per week, to taking extended holiday shutdowns and temporarily closing plants. Historically, we employed all of these tactics to remain profitable, and as we have seen demand reduced from dealers reducing inventory levels, we have reduced daily production rates on some product lines, while on other product lines we took extended holiday shutdowns in the second quarter. We will continue to adjust production levels to reflect current demand in the coming quarters. Unlike many highly automated, vertically integrated manufacturers, our variable cost structure enables us to idle plants without significant ongoing cost of maintenance or high levels of non-cash costs such as depreciation.

We have also effectively managed headcount in production and non-production staff while being mindful of our need to maintain production capacity as seasonal demand increases. These actions allow us to better match levels of non-production workforce and overhead expenses with current production.

7.	Given your variable cost structure, why did we see a larger relative decrease in profit relative to the decrease in net sales?

A.	While we take pride in our variable cost structure, we note that even though the vast majority of our costs are variable, we do have fixed costs that will affect our profitability when we have significant decreases in sales as we saw during the first half of fiscal 2019. Also, it takes some time to adjust to new production levels.

We have said in the past that our incremental margins are within a few percentage points of our overall margins, and this relationship held during the second quarter, excluding the impact of the relative increase in discounting and incentives compared with the unusually low levels realized in the year-ago quarter

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8.	How does your flexible production model help you as growth in the market resumes?

A.	When we think about our flexible production model we view it both from the perspective of maintaining profitability in soft markets but also being able to more quickly respond to shifts in markets as they move higher, making us more responsive to market demand.

9.	What is your current capacity utilization?

A.	We don’t disclose capacity utilization, since it varies based on the type of product we are producing at each plant at that time (which is variable), but we have stated previously that a number of our subsidiaries pulled back production earlier than the industry, including taking some extended holiday shutdowns in December and January. We have adequate capacity to meet demand in the upcoming peak selling season as we flex production to meet demand from dealers.

10.	What is the state of the labor market where you operate – in terms of the availability of employees as well as wage inflation?

A.	The labor market remains relatively tight in Northern Indiana, however, with the recent slowdown in RV production industry wide, we have seen a stabilization in labor availability and cost. We have also implemented various initiatives to attract and retain the best workers and minimize the labor force pressures.

11.	Can you describe the current competitive environment?

A.	The RV industry remains highly competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers.

During the first and second quarters of FY 2019, some competitors were being aggressive with promotions, and in order to protect our space on dealer lots, we experienced an increase in promotional costs and discounting compared to recent periods.

12.	Did your market share change significantly in 2018?

A.	No, our market share has generally been stable for 2018 vs 2017 as reported by Stat Surveys. For North America:

▪	Total market share down 30 basis points from 47.9% to 47.6%
▪	Towable market share down 50 basis points from 49.2% to 48.7%
▪	Motorized market share up 20 basis points from 39.1% to 39.3%

13.	Have you been able to raise prices in this environment?

A.	As we have stated previously, a number of our subsidiaries did selective price increases on some units at the beginning of calendar 2019, but this was done on a case-by-case basis.

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14.	What is the nature of the current dealer and consumer credit environment?

A.	Both dealer and consumer credit environments are healthy. The wholesale lending environment remains healthy, with historical seasonal credit line availability and utilization, as well as continued discipline among lenders concerning credit lines and curtailments.

Retail lending standards are also healthy, and credit is broadly available to credit worthy consumers with reasonable down payments and various length of term options available. The retail RV delinquency rate remains low and is significantly below the average delinquency rate of closed-end consumer loans.

15.	How does consolidation within the dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of dealer consolidation?

A.	Competition for dealers is inherent in our industry. Recent dealer consolidation has not impacted this reality, nor do we expect this to significantly change in the foreseeable future. Thor’s ability to develop long-standing relationships with the most productive dealers in the market has been, and will always be, crucial to our success, with or without further consolidation.

To date, our margins have not been considerably impacted by dealer consolidation. We do not anticipate significant pressure from further consolidation because our dealers appreciate the value that Thor offers, with our breadth of products and brands, people and day-to-day support. Larger dealers, in particular, value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

Balance Sheet and Cash Flow

1.	What was working capital at January 31, 2019 and January 31, 2018? What drove the change in working capital year over year?

A.	Working capital at January 31, 2019, was $497.5 million compared to $517.1 million at January 31, 2018, a decrease of $19.6 million. Excluding the non-operational forward contract of $73.7 million, working capital at January 31, 2019 would have been $571.2 million, or a $54.1 million increase from last year. This $54.1 million increase is primarily due to an increase of $196.1 million in cash and cash equivalents and a reduction in accounts payable of $134.6 million, mostly offset by a decrease in receivables of $279.3 million. The reductions in accounts receivable and accounts payable are due to the reduction in sales and production compared to a year ago.

2.	What is Thor’s current capital expenditure estimate for fiscal 2019, and what were capital expenditures year to date for fiscal 2019?

A.	For fiscal 2019, for our North American operations consisting of the organic Thor entities, we are working on previously announced expansion projects, including:

▪	Jayco's expansion in Twin Falls, ID, to improve service to dealers in the Western US and Canada. This facility is expected to be completed in the fall of 2019.
▪	Airstream's 700,000 square foot facility, in Jackson Center, OH, that will include new production space for its iconic travel trailers as well as a state-of-the-art training center and visitor center. The new facility is expected to be completed in the fall of 2019.

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As a result of these and other capital projects, we anticipate North American capital expenditures to total approximately $115 million for fiscal 2019. Through the second quarter of fiscal 2019, capital expenditures totaled $54.8 million. We are currently in discussions with EHG regarding their capital expenditure needs for the remainder of fiscal 2019 and will provide additional details in future communications.

As we look ahead, we see continued long-term demand in both our industry and specifically for Thor’s products, including our newly acquired EHG products globally. Our recent capital investments in additional capacity provide us the ability to respond timely to dealer orders and will benefit us for the long-term as the industry continues to grow.

Management remains committed to balancing financial prudence with the goals of our strategic plan, as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

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3.	Will Thor utilize its share buyback program in light of its commitment to paying down the acquisition debt?

A.	We will continue to evaluate repurchases strategically and opportunistically, but our first priority will be to pay down debt. Over time, we plan to repurchase stock to offset the issuance of 2.3 million shares to the Hymer family in connection with the acquisition of EHG.

4.	What is your free cash flow, and how quickly do you plan to pay down the debt?

A.	While we do not publish non GAAP numbers, key cash flow components for the six months ended January 31, 2019 are:
▪	Net cash provided by operations of $134.6 million;
▪	Capital expenditures of $54.8 million
▪	Regular dividends paid of $41.2 million

Select key cash flow components (exclusive of EHG) for the past five years were as follows:

	Cash Flow from Operations	CapEx	Regular Dividends	Debt Payments
2018	$466,508	$138,197	$77,989	$145,000
2017	419,333	115,027	69,409	215,000
2016	341,209	51,976	62,970	—
2015	247,860	42,283	57,381	—
2014	149,261	30,406	49,024	—

Historically Thor has not carried significant levels of debt for long periods, so our first priority is to pay down the debt from the EHG acquisition as quickly as possible. Subsequent to the end of the second quarter, we have already paid down $20 million on the borrowing under the ABL that was incurred at closing.

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Key Economic Indicators

Health of North American Economy Supports Expected Continued Market Growth

Sources: (1) Statistical Surveys, Inc.; (2) The Conference Board, Consumer Confidence Survey®; (3) Recreation Vehicle Industry Association; (4) U.S. Bureau of Economic Analysis

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Outlook

1.	What are the key factors that have been supporting the growth in the North American RV industry and do you anticipate this growth to continue?

A.	Several factors have been supporting long-term growth in the RV industry, including (1) the health of the U.S. and Canadian economies, (2) demographic trends and lifestyle changes that are favorably contributing to RV usage and ownership and (3) the continued focus on product innovation and affordability – providing the benefits of the RV experience to a growing base of potential consumers.

The health of the overall U.S. economy is evidenced by certain key indicators that our management team closely monitors, including:

▪	A growing economy (GDP), healthy consumer confidence levels and increased personal income and discretionary consumer spending, which should continue to benefit from lower tax rates stemming from the recent enactment of the Tax Act as well as increases in wages.
▪	Strong job growth and low unemployment which forms a foundation for consumer spending. A healthy job market and improving wages provide consumers with the confidence they need to make large discretionary purchases like RVs.
▪	Historically low interest rates with adequate credit availability, relatively stable fuel prices and a healthy housing market.
▪	See prior page for historical correlation between RV growth and certain key economic metrics.

Favorable demographic trends and lifestyle changes are influencing a greater level of RV participation and continue to drive retail sales, including:

▪	Increasing North American camping trends, as described earlier in this document, and further described in KOA’s 2018 annual survey report. Findings in this report reflect the growth in the number of overall campers and the frequency in which they camp, as well as a younger and more diverse group of new participants.
▪	Specifically, Millennials comprised 31% of the total population in the most recent census, yet accounted for 40% of the total campers in 2017, which increased from 38% of the total campers in 2016, and 34% in 2015. Of note, the percentage of Millennials camping in RVs has increased from 29% of total RV campers in 2014 to 37% of total RV campers in 2017, indicating that this important demographic group is increasingly embracing RVs for their outdoor experiences.
▪	An expanding array of uses for RVs are driving incremental demand – such as outdoor recreation (an increasing contributor to overall U.S. GDP), tailgating at spectator sports and other lifestyle events.

Finally, the continued focus on innovation and affordability is providing compelling products, as well as enhancing the overall RV experiences by offering:

▪	Award-winning products across the entire price spectrum, reflecting innovative and contemporary floor plans and designs, as well as improved control systems and technologies. We also anticipate that the recent acquisition of EHG will provide even more opportunities to commercialize technology innovations that will resonate with our evolving consumer base.

We anticipate the factors mentioned above will continue to support industry growth for the foreseeable future, specifically solid macroeconomic fundamentals and the strong secular trends influencing new consumer growth and market expansion. Unlike many of the expansions we have experienced over the past three decades, the current expansion has been driven largely by new consumers adopting the RV lifestyle. We view such an expansion to be more sustainable over the long term.

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2.	What is your current outlook for the European RV market?

A.	Based on recent industry statistics, caravan registrations in Germany rose 7.2% in calendar 2018, and for January 2019 were up 9.3% compared with January 2018. For motor caravans, registrations in Germany were up 15.5% in calendar 2018 and were up 10.1% in January 2019. We have seen many of the same demographic and market growth drivers in the European market that we have seen in the North American market, but we believe the recovery in the European market is two to three years behind the North American recovery. Given the stronger growth we have seen in the German market in particular and the European market more broadly, we expect the overall RV market in Europe will grow at a somewhat faster pace than the North American market in calendar 2019.

3.	Given that you posted your first quarterly loss since the Great Recession in the fiscal second quarter, are you expecting to return to profitability in the fiscal third quarter?

A.	While we posted a small net loss on a GAAP basis in the fiscal second quarter, it was primarily due to costs associated with the EHG closing as well as the foreign exchange forward contract loss, which was not deductible for income tax purposes. The foreign exchange contract was closed at the beginning of the fiscal third quarter, and we are heading into the seasonally strongest time of year, but we do not provide guidance on future financial results.

4.	What is your outlook for Thor for fiscal year 2019?

A.	We anticipate a relatively challenging environment to persist in the second half of the fiscal year. We continue to expect a stable North American retail market to provide support for dealers as they rightsize their inventory levels. While we believe we are closer to the end of the dealer inventory correction than the beginning, it will likely take until the end of the fiscal year to complete. Once it does end, wholesale sales will match retail sales which have remained steady. Our dealers remain optimistic about current and near-term economic conditions and new consumers entering the RV market, prompting many to expand their dealership and invest in long-term growth. Demand for Airstream products in particular remains robust and supports our plans to expand this facility.

With respect to organic growth, we will likely continue to face challenges for both the top line and gross margin as we navigate the dealer inventory rebalancing. As a result, we expect a difficult organic growth comparison in the fiscal third quarter, with a somewhat more favorable comparison in the fourth quarter. As our dealers balance their inventory levels, we have seen a shift in order patterns toward smaller, more frequent orders reflecting our ability to serve their needs with shorter delivery lead times.

As dealer orders and our resulting production schedules return to a more historical pattern, we will be in a strengthened position for a resumption of organic growth in North America for fiscal 2020.

5.	What are your strategic plans for fiscal 2019 and beyond?

A.	We remain focused on driving organic growth in our current businesses through prudent investments in capital projects, technology and product innovation. In addition, we will be focused on integrating our acquisition of the Erwin Hymer Group, which marks our first acquisition outside of North America. We already have teams on the ground in Germany to identify and implement the best near-term opportunities for sharing best practices, coordinating technological innovations and achieving operational synergies. Through all of these strategic plans, we remain focused on quickly paying down debt and increasing returns to shareholders through dividends and share repurchases. We believe these combined actions will enhance shareholder value.

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